Exhibit 4.7

AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT (this “Amendment”) is dated effective as of July 16, 2005, by and among OMNI Energy Services Corp., a Louisiana corporation (the “Company”), and the holders of Series C 9% Convertible Preferred Stock, no par value per share (“Series C Preferred Stock”), of the Company listed on the signature page hereto (the “Series C Preferred Stockholders”).

WHEREAS, the Company and the Series C Preferred Stockholders entered into a Securities Purchase Agreement, dated effective as of May 17, 2005 (the “Purchase Agreement”), whereby the Company agreed to sell, and the Series C Preferred Stockholders agreed to purchase, up to 5,000 shares of Series C Preferred Stock;

WHEREAS, pursuant to the Purchase Agreement, the Company and the Series C Preferred Stockholders entered into a Registration Rights Agreement dated as of May 17, 2005 (the “Registration Rights Agreement”);

WHEREAS, pursuant to Section 2 of the Registration Rights Agreement, the Company agreed to prepare and file with the Securities and Exchange Commission a Registration Statement covering the Registrable Securities (each as defined in the Registration Rights Agreement) on a date no later than sixty (6) days following the date of the Registration Rights Agreement;

WHEREAS, the Company and the Series C Preferred Stockholders desire to amend the Registration Rights Agreement in certain respects as more specifically set forth below; and

WHEREAS, capitalized terms not defined herein shall have the meanings given to them in the Registration Rights Agreement.

NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereto hereby agree as follows:

1. Amendment. The parties hereby agree to amend the definition of “Filing Date” in Section 1 of the Registration Rights Agreement to read in its entirety as follows:

“Filing Date” means, with respect to the Registration Statement required to be filed hereunder, a date no later than one hundred twenty (120) days following the date hereof and, with respect to shares of Common Stock issuable to the Holder as a result of adjustments to the conversion price of the Series C Stock or the exercise price of the Warrants, pursuant to their respective terms, one hundred twenty (120) days after the occurrence of such event or the date of such adjustment.”

2. Ratification. Except as expressly amended by this Amendment, the Registration Rights Agreement and the exhibits thereto shall remain in full force and effect. None of the rights, interests and obligations existing and to exist under the Registration Rights Agreement are hereby released, diminished or impaired, and the parties hereby reaffirm all covenants, representations and warranties in the Registration Rights Agreement.

3. Execution in Counterparts. For the convenience of the parties, this Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, exclusive of its choice of law and conflicts of law rules.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Series C Preferred Stockholders have executed this Amendment effective as of the date written above.

OMNI ENERGY SERVICES CORP.

By:	/s/ JAMES C. ECKERT
Name:	James C. Eckert
Title:	President & CEO

SERIES C PREFERRED STOCKHOLDERS:

The Dennis R. Sciotto Family Trust Dated December 19, 1994		Edward E. Colson, III Trust dated January 2, 1995

By:	/s/ DENNIS R. SCIOTTO	By:	/s/ EDWARD E. COLSON, III
Name:	Dennis R. Sciotto	Name:	Edward E. Colson, III
Its:	Trustee	Its:	Trustee

By:	/s/ JIMIT MEHTA	By:	/s/ JAMES C. ECKERT
	Jimit Mehta		James C. Eckert

By:	/s/ G. DARCY KLUG
G. Darcy Klug